EXHIBIT 11

Computation of Earnings Per Share for the Quarter and Nine Months Ended September 30, 1999 and 1998:
(In thousands, except per share amounts)

                                     Quarter Ended September 30,    Nine Months Ended September 30,
                                        1999            1998             1999          1998
                                       ------          ------           ------        ------
Net income (loss)*                     $  (646)        $ 4,316          $ 8,259       $11,436

Earnings (loss) per common share:
     Basic                             $  (.05)        $   .34          $   .65       $   .90
     Diluted                           $  (.05)        $   .32          $   .62       $   .85

Shares outstanding (average):
     Common shares                      14,147          13,825           14,135        13,718
     Treasury shares                    (1,445)         (1,116)          (1,428)       (1,039)
                                       -------         -------          -------       -------
Common shares - basic (average)         12,702          12,709           12,707        12,679

Options:  common equivalents               743             627              663           681
Warrants: common equivalents                25              18               21            18
                                       -------         -------          -------       -------
Common shares - diluted (average)       13,470          13,354           13,391        13,378
                                       =======         =======          =======       =======

*Note: The Company did not have any outstanding preferred stock for the periods ending September 30, 1998 and 1999.